Exhibit 23.5



		   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 17, 1995 on the financial statements of Comcast International Holdings, Inc. included in Comcast Corporation's Form 10-K for the year ended December 31, 1995, and to all references to our Firm included in this registration statement.


/s/ Arthur Andersen LLP

Philadelphia, Pa,
June 12, 1996